Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Katrina Blauvelt
May 14, 2007	Director - Corporate Communications & Public Affairs
770-206-4240
kblauvelt@muellerwp.com

MUELLER WATER PRODUCTS NAMES MICHAEL T. VOLLKOMMER EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

(ATLANTA) — Mueller Water Products, Inc. (NYSE: MWA, MWA.B) is pleased to announce the appointment of Michael T. Vollkommer as executive vice president and chief financial officer.  In this new role, Vollkommer will be responsible for leading the Company’s finance team.  Vollkommer will report directly to Gregory E. Hyland, Chairman, President and CEO and is the most recent addition to the senior leadership team.  Mueller Water Products was spun-off from Walter Industries in December 2006.

“Michael brings 25 years of extensive experience leading financial organizations across several industries, including metals and manufacturing,” said Hyland.  “His experience as CFO for two publicly-traded companies, business acumen and keen strategic thinking will make him an invaluable addition to our leadership team.”

Most recently, Vollkommer was the executive vice president and chief financial officer for Certegy Inc., where he brought the company through its IPO when it was spun off in 2001 from Equifax.  He had previously joined Equifax as controller in 1999.  He also held progressively responsible finance positions with Alumax, which culminated in his promotion to chief financial officer.  Vollkommer began his career at Coopers & Lybrand.  He holds a Bachelor’s Degree in Accounting from St. Francis College and is a Certified Public Accountant.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, pipe fittings and ductile iron pipe, which are used by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries.  With revenues of approximately $1.9 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil.  Based in Atlanta, Georgia, the Company employs approximately 6,600 people. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

-MWA-